CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2013 (September 13, 2013 as to the retrospective presentation of discontinued operations discussed in Note 1 and Note 18, and the retrospective adoption of a change in disclosure of offsetting assets and liabilities discussed in Note 1 and Note 4) relating to the consolidated financial statements and financial statement schedules of Hartford Life Insurance Company for the year ended December 31, 2012, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment of the accompanying consolidated financial statements and financial statement schedules for the Company's retrospective presentation of discontinued operations and the retrospective adoption of a change in disclosure of offsetting assets and liabilities), appearing in the Current Report on Form 8-K, of the Hartford Life Insurance Company filed on September 13, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
November 4, 2013